SCHEDULE 14C INFORMATION            PRELIMINARY COPY
                                 AMENDMENT NO. 4

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box

[ X ] Preliminary Information Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-
5(d)(2)
[   ] Definitive Information Statement


                          CELEBRITY ENTERTAINMENT, INC.
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[   ] $125 per Exchange Act Rules 0-11(c)(1)(ii) or 14c-5(g)

[   ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

      1) Title of each class of securities to which transaction applies:
      2) Aggregate number of securities to which transaction applies:
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      4) Proposed maximum aggregate value of transaction:
      5) Total fee paid:

[ x ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
      2) Form, Schedule or Registration Statement No.:
      3) Filing Party:
      4) Date Filed:

No Exhibit Index
Total Number of Pages:

                          CELEBRITY ENTERTAINMENT, INC.

                            NOTICE OF ACTION TAKEN BY
                    WRITTEN CONSENT OF MAJORITY SHAREHOLDERS

                                JANUARY 13, 1997

      To the Shareholders of CELEBRITY ENTERTAINMENT, INC.:

      The majority shareholders of Celebrity Entertainment, Inc., a Delaware corporation (the "Company"), holding 8,680,313 votes out of a total of 15,451,012 votes, or 56.2%, with respect to common and preferred stock, which vote together as a class, have submitted to the Company written consents of shareholders requesting and consenting to the Company's effectuating a reverse stock split of the Company's Common Stock as soon as practicable on the basis of one share for every fifty shares outstanding, issuing one whole share in lieu of any fraction of a share otherwise issuable, and maintaining the number of authorized shares at the current levels.

      This Information Statement is being sent to all shareholders of the Company to inform you that the above actions will be taken by the Company as soon as possible, but no earlier than February 3, 1997.

                                          By Order of the Board of Directors,


Palm Beach, Florida                       J. William Metzger, Secretary

January 13, 1997



                          CELEBRITY ENTERTAINMENT, INC.
                              214 Brazilian Avenue
                                   Suite 400
                            Palm Beach, Florida 33480
                            Telephone (561) 659-3832

                              INFORMATION STATEMENT

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

      This Information Statement is first being sent to stockholders on or about January 13, 1997.

      The Company's Annual Report on Form 10-KSB for fiscal year 1995 is being furnished to all stockholders herewith.

                                     ACTION
                          TO BE EFFECTUATED PURSUANT TO
                    WRITTEN CONSENT OF MAJORITY SHAREHOLDERS

      On November 5, 1996, the majority stockholders of Celebrity Entertainment, Inc. (the "Company") delivered to the Company signed, written consents directing that the Company effectuate a reverse stock split of its shares of Common Stock on a one-for-fifty basis.

      On the date of delivery to the Company of the consents, the directors held a special meeting resolving to take the directed action as soon as practicable. The record date for determination of whether the consents delivered represented a majority of all stockholders entitled to vote on the matter was fixed at such date of delivery of the consent and the directors' meeting, in accordance with Delaware law. The consents so delivered to the Company represent stockholders who together on the record date held a majority of votes with respect to the Company's outstanding common and preferred stock. Thus the reverse split has been duly authorized by shareholder action and by Director action, and no further shareholder or board consents are necessary. Pursuant to regulations of the Securities and Exchange Commission, the action may not be taken any earlier than 20 days after the date of mailing of this Information Statement to the Company's shareholders. The reverse split will be effectuated as soon as possible after such date.

      Delaware law does not provide for any appraisal rights or rights of dissenters with respect to the matter directed by the majority shareholders' written consents.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

      As of November 5, 1996, the number of shares of Common Stock outstanding at the close of business was 15,215,412 shares, each share being entitled to one vote. The number of shares of Preferred Stock outstanding at the close of business on the same date was 589,000 shares, each share being entitled to two-fifths of one vote, which totals 235,600 votes.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

      The following table sets forth, as of November 5, 1996, certain information as to the Common Stock of the Company beneficially owned by (i) each person known by the Company to own more than 5% of the Company's Common Stock,
(ii) each director of the Company, (iii) each of the named executive officers; and (iv) all officers and directors as a group.

Name and Address of                       Common                Percent of
Beneficial Owner                          Stock               Common Stock Owned

James J. McNamara
214 Brazilian Avenue, Suite 400
Palm Beach, FL 33480                     174,786(1)                   1.1 %

J. William Metzger
214 Brazilian Avenue, Suite 400
Palm Beach, FL 33480                     174,786(1)                   1.1 %

David J. Critchfield
214 Brazilian Avenue, Suite 400
Palm Beach, FL 33480                         0                        0 %

Douglas Pedrie
Energex, Inc.
P.O. Box 1424                           7,000,000(2)                 46%
Abilene, TX 79604

Udo Schieke                             1,680,313(3)                 11.1%
Select International Securities GmbH.
Graf-Adolf-Str. 108
40210 Dusseldorf
Germany

UC Financial Ltd.                       9,846,154(4)                 39.3%
c/o Universal Finance Holding AG
Drescheweg 2, Postfach 828
FL 9498 Valdus
Liechtenstein

Int'l Keren Nisuin Funds Corp.            820,513(4)                  5.1%
Birmensdorfer Strasse, A23
8036 - Aurich - Weidjkon
Switzerland

Ester Blass                             1,230,769(4)                  7.5%
Diskin 13 Villa 143
Kryat Wolfson
Jerusalem, Israel

Marcus Kohn                             1,394,872(4)                  8.4%
405 Champagneur
Dutremont, Quebec
Canada H2V 3P4

Herschel Goldberg                       1,230,769(4)                  7.5%
25 Bailey Avenue
Estilda 3183
Victoria, Melbourne
Australia

Meson Investments Ltd.                  8,205,128(4)                 35%
1220-701 West Georgia St.
Vancouver, BC
Canada V7Y 1C6

Devoiry Goldstein                       1,641,026(4)                  9.7%
5624 Dorocher
Montreal, Quebec
Canada H2V 342

Torah Vachesed Le'Ezra Vesad            6,564,102(4)                 30.1%
2 Glaserton Road
Lennox N16 5QX
England

Madison Trading, Inc.                   2,707,692(4)                 15.1%
c/o M. Ledereich
Manassester.2
Zurich 8003
Switzerland

Walsh Investments Limited               3,692,308(4)                 19.5%
Birmensdorfer Strasse. A23
8036 - Zurich - Weidikon
Switzerland

Maslo Fund Ltd.                         4,348,718(4)                 22.2%
Madhesses Gr. 2
Zurich, Switzerland

EBC Zurich AG                           1,641,026(4)                 9.7%
Belarisaiastrasse 23
CH-8027, Zurich
Switzerland


All Officers and Directors
    As A Group (3 persons)                349,572                     2.3 %


(1) Includes 74,786 shares directly owned and 100,000 shares beneficially owned pursuant to options currently exercisable.

(2) Record holder of these shares is Energex, Inc., a Texas corporation wholly owned and controlled by Douglas Pedrie. Schedule 13D was filed on November 18, 1996 and disclosed that the shares were purchased for investment purposes.

(3) Record holder of these shares is Select International Securities GmbH., a German corporation wholly owned and controlled by Udo Schieke. Schedule 13D was filed on November 18, 1996 and disclosed that the shares were purchased for investment purposes.

(4) Beneficially owned pursuant to convertible debentures owned; calculated based on conversion price as of 12/21/96.


                               RECENT TRANSACTIONS

      On November 5, 1996, the Company sold to Energex, Inc., a newly-formed Texas corporation, 7,000,000 shares of the Company's common stock in exchange for a secured promissory note in the principal amount of $1,312,500. The note is due and payable on June 30, 1997 and bears interest at the rate of 12% per annum. Payment pursuant to the note is secured by all the assets of Energex, Inc., which consist of certain mineral leasehold interests and personal property located in Stephens and Shackelford Counties, Texas. Energex and the Company are currently negotiating a letter of intent contemplating a possible acquisition of Energex by the Company or other business combination between the parties, subject to numerous conditions including thorough and satisfactory due diligence reviews, which both parties have recently begun. In mid-1995, the Company redefined its business plan to encompass identification of an acquisition candidate which could provide more value for the Company's shareholders and which might render the Company profitable. Management, in pursuing such redefined business plan, has recognized and accepted that a suitable acquisition candidate may be operating in a line of business unrelated to the Company's current business, and management has determined to pursue such a candidate if the acquisition is deemed to be likely to be beneficial to the Company. David Critchfield, a member of the Board of Directors of the Company, has five years of experience in the oil and gas industry, having served from 1985 to 1990 as Treasurer and Controller of a private oil and gas drilling and production company. Other members of management of the Company do not have experience in the oil and gas industry. The Company has access to professionals and experts in the energy industry who have agreed to provide their services to the Company if the acquisition does occur, and members of management have business colleagues with substantial experience in the oil and gas industry. Management is confident in its ability to evaluate the quality and services of such professionals and experts through independent verification of qualifications, contact with references, and discussions with colleagues experienced in the oil and gas industry.


      If the Company and Energex determine to undergo a business combination, management of the Company anticipates that Energex's business will become the Company's primary focus. The Company would undertake to adequately fund Energex's current endeavors, through the raising of capital either by private placement, registered offering or Regulation S (foreign) stock sales, and would seek to fully exploit and expand Energex's holdings and business opportunities in the oil and gas industry to provide value for the Company's shareholders. Energex currenly operates or has working interests in eight oil and gas wells and 12,500 mineral acres in Texas and seeks to acquire and develop additional oil and natural gas reserves in order to expand its reserve base. In addition, if the Company completes a public offering or other sale of securities, management anticipates that a portion of the proceeds from such offering would be used to reduce the liabilities of the Company and expand the Company's resort operations.

      If the parties are unable to come to an agreement regarding a business acquisition between the parties, the Company anticipates that Energex will timely meet its obligation to pay the amount due pursuant to the promissory note. In the event Energex fails to meet such obligation, the Company would likely exercise its rights pursuant to the security agreement between the parties which encumbers the assets of Energex, and take possession of the assets. The circumstances at that time, if such were to occur, would determine whether the Company would retain the assets in satisfaction of the debt or sell the assets to a third party in order to pay off the debt of Energex.

     In the context of discussions between the Company and Energex regarding the possibility of a purchase of common stock in the Company by Energex, the Company disclosed to Energex that the Company's common stock price was not currently meeting Nasdaq minimum bid requirements and that if the situation continued, such could result in delisting of the Company's common stock with the Nasdaq. Energex proposed that it would purchase a substantial number of shares and provide a written consent to assist in the Company's effectuating a reverse split, which would be likely to ameliorate the stock price problem. The parties agreed to the purchase of 7,000,000 shares of common stock by Energex and the immediate delivery of the written consent. The number of shares to be purchased was negotiated by the parties, taking into account the Company's need to effectuate a reverse split and the requisite shareholder vote needed to do so, as well as both parties' interests in Energex's making a substantial investment in the Company. Energex, both as a shareholder in the Company and as a possible acquisition candidate, has a substantial interest in the Company's effectuating a reverse stock split in order to enable the Company to maintain its Nasdaq status and to have common stock available for capital raising purposes. Pursuant to their discussions, Energex purchased the shares and presented the Company with a written consent described in this Information Statement on November 5, 1996.

      The Company determined to allow Energex to pay for the shares with a promissory note secured by all of the assets of Energex after management reviewed numerous engineering and seismic reports regarding the assets of Energex as well as oil and gas industry data. The Board made what it believes to be a reasonable determination that the assets of Energex were of a value at least equal to the amount of indebtedness they secure, based on the evidence available. The purchase price per share was $0.1875 per share, which was the closing price of the common shares on the Nasdaq as of the date of the purchase.

      The Company's investment in Energex by way of accepting a note for stock is speculative in nature and subject to substantial risk. Energex is a start-up company with no operating history and no revenues to date. Energex's business and the oil and gas industry, in general, are speculative in nature and results cannot be predicted with any degree of certainty. In addition, Energex is dependent on certain key individuals to manage its business, and loss of one or more of these individuals could result in material detriment to Energex and the Company. Energex will require substantial additional capital in order to pursue its business and meet its obligations, and there is no assurance of Energex's ability to obtain such capital. Matters which are materially adverse to Energex will likely have a material adverse effect on the Company as well. However, despite the material risks involved, management of the Company believes that the transaction already completed between the Company and Energex is in the best interests of the Company and its shareholders, and will undertake a business combination with Energex only if management believes that such a transaction is similarly in the best interests of the Company and its shareholders.

        If the Company and Energex consummate a business combination, it is anticipated that a public offering of securities would be completed, the proceeds from which, in part, would be used to reduce the liabilities of the Company and expand its resort operations. However, there can be no assurance that any proposed acquisition will be effected. Any such acquisition and public offering is subject to the completion of due diligence procedures satisfactory to the Company, the state of the general securities markets and of the specific market for the Company's securities, and any necessary regulatory review of the securities to be issued in connection with the merger. The Company has sold certain of its securities in a private sale through an exemption to registration in order to reduce its obligations and facilitate the proposed acquisition. The Company is considering selling additional securities in order to complete the acquisition if a definitive agreement is reached.

      Select International Securities GmbH. became the owner of a total of 1,680,313 shares of common stock of the Company over the past several months by purchase of convertible debentures sold pursuant to Regulation S and subsequent conversions of those debentures into common stock. The debentures were convertible at a discount of 35% off the current market price of the shares. On November 5, 1996, Select provided the Company with a written consent to the actions described in this Information Statement. Select has a substantial interest in the reverse split's occurring, due to its status as a shareholder and its desire for the Company to maintain its Nasdaq status.

      Through separate discussions with the Company, Energex and Select were each aware of the other's plan to present to the Company the consent described in the Statement and were each aware that the two together owned a majority of voting stock in the Company. There is no indication in either of the Schedules 13D filed by the respective shareholders that they are acting or have acted as a group for the purpose of acquiring, holding, voting or disposing of their shares, and the Company has no information to indicate otherwise.

          REVERSE SPLIT TO BE EFFECTUATED PURSUANT TO SHAREHOLDER CONSENT

      The majority shareholders' written consents have directed that the Company effectuate a reverse split of the Company's common stock on a one-for-fifty basis. The form of the consents is attached to this Statement as Exhibit A. When the reverse split is effectuated, every fifty outstanding common shares will automatically be converted into one outstanding share. One whole share will be issued in lieu of any fractional share otherwise issuable. The trading price of the Company's shares is anticipated to adjust to reflect the reverse split on the date of the transaction. The reverse stock split will be effectuated by filing with the Secretary of State of Delaware the Certificate of Amendment in the form attached to this Statement as Exhibit B. Replacement certificates evidencing the split will be issued on an as-traded basis; i.e., no transmittal letters or other instructions will be sent to shareholders.

      The common shares issuable in the reverse split will be identical to the shares currently outstanding. Common shareholder rights will not be affected other than with respect to the actual number of shares held and the trading price per share. The par value will remain at $.0001 per share, and an adjustment will be made to the additional paid-in capital account on the Company's balance sheet to reflect the effect of the split.

      The Company's Class A 8% Convertible Preferred Stock, as a result of the split, will be convertible into 1/125th of a common share per share of preferred stock and will have 1/125th of a vote per share at all shareholder meetings.
The preferred stock is currently convertible into 2/5ths of a common share per share of preferred stock and has 2/5ths of a vote per share.

      Shareholders who own fewer than 100 shares after the reverse split is effectuated may be affected by their owning "odd lots" of stock which may be substantially more difficult or expensive to liquidate due to brokerage practices. Often brokers will refuse to undertake a sale of fewer than 100 shares due to transactional costs. Alternatively, brokers may delay the sale of odd lots until they can be sold in round lots, resulting in a less beneficial selling price, or may charge higher commissions for sales of odd lots.

      The Company is currently authorized to issue 25,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. As of the Record Date there were 16,215,412 shares of the Company's Common Stock outstanding and 589,000 shares of Class A 8% Convertible Preferred Stock outstanding. The Company's Certificate of Incorporation will not be amended with respect to the number of authorized shares of Common Stock or Preferred Stock. After the reverse split, the number and percentage of the shares of the Company's Common Stock that are authorized but unissued will increase from 9,784,588 or 39.1% of the authorized shares to approximately 24,695,692 or 98.8% of the authorized shares. This effectively constitutes an increase in the number and proportion of shares of the Company's Common Stock that are available for future issuance without further stockholder approval.

      The reverse split is anticipated to cause the Company's Common Stock to meet the minimum bid price required for continued listing on the Nasdaq. The Company received a letter from the Nasdaq dated August 5, 1996 informing the Company that its shares of common stock had failed to maintain a closing inside bid price greater than or equal to $1.00, and also that the Company was not meeting the alternative requirement of maintaining capital and surplus of $2,000,000 and a market value of the public float of $1,000,000. The letter provided that the Company would have 90 calendar days in which to regain compliance with the minimum bid price or the alternative requirement. Either requirement would have to be met for ten consecutive trading days in order for the Company to be deemed to have complied. The letter further stated that if the Company were unable to demonstrate compliance by November 6, 1996, the Company was required to submit, to the Nasdaq, by that date, its proposal(s) for achieving compliance. In the event of its failure to do so, the letter concluded, or if the submission were deemed not to warrant continued listing, the Nasdaq would immediately issue a formal notice of deficiency specifying the delisting date for the Company's securities. The Company filed with the Nasdaq on November 6, 1996, a preliminary copy of this Information Statement in order to evidence its proposal for achieving compliance with the minimum bid price requirement. The Company has also provided certain additional documentation to the Nasdaq requested by it in letters dated November 1, 1996 and November 10, 1996. The Company has not been informed by the Nasdaq of a delisting date nor any other determination since it made those submissions.

      If the Company's Common Stock is not listed on the Nasdaq, the Company's Common Stock would be subject to certain rules imposing additional sales practice requirements on broker-dealers. Because of such regulations, brokerage firms often adopt internal policies or practices which discourage brokers from recommending lower-priced stocks because of the burden of compliance with such regulations and the general presumption that such stocks are speculative. Management believes that the reverse split will result in a price level for the Company's Common Stock which will allow continued quotation of the Common Stock on the Nasdaq and reduced chances of the Common Stock's being subject to the above-described regulations, policies or practices. However, there can be no assurance that the reverse stock split will enable the Common Stock to continue to be listed on the Nasdaq or that any increase in the per share market value will occur or be sustained for any period of time.

       The Company and the two shareholders which submitted written consents discussed various ratios for the reverse split and determined that the ratio of one-for-fifty would be most beneficial to the Company and its shareholders, based on several factors. First, the ratio had to be such that the Company's common shares would meet the minimum bid price requirement of the Nasdaq, with some allowance for possible reduction in the trading price after the reverse split. Second, management determined that a ratio of one-for-fifty would be likely to result in a share price at a level which might provide the Company broader access to capital, as certain types of investors may be hesitant to trade in stocks priced at lower than $5 per share. Third, the Company has outstanding convertible debentures which are convertible into common stock based on the market price of the common stock. Since the date of issuance of these debentures, the trading price of the Company's common stock has become such that the Company would not have sufficient authorized shares to honor conversions of all outstanding debentures based on the current price. As of December 21, 1996, if all outstanding debentures were to be converted at the current conversion price, a total of 44,635,897 shares would be issuable pursuant to such conversions. Currently the Company has only 9,784,588 authorized and unissued shares available. If the reverse split is effectuated as described herein, and the Company's authorized shares remain at the current level, management anticipates that the Company will have sufficient shares to honor all conversions of its debentures, notwithstanding future changes in the price of the Company's common shares. Finally, the parties wish to ensure that the Company has sufficient authorized and unissued shares after the reverse split to allow it to raise sufficient capital to enable management to restore value in the Company for benefit of its shareholders by way of acquisition of revenue-producing assets.

       Although the Company anticipates that the trading price of the shares after the split will appropriately reflect the reverse split ratio of one-for-fifty, there is no assurance that such will occur. Thus, the reverse split could result in a loss of value if the post-split shares trade at a multiple of the pre-split price which is lower than fifty.

       The Directors of the Company have a substantial interest in the reverse split's being effectuated, by way of their ownership of shares of common stock in the Company.



                       EXHIBIT A TO INFORMATION STATEMENT

                       FORM OF WRITTEN CONSENTS SUBMITTED

                                          Date: November 5, 1996



Celebrity Entertainment, Inc.
214 Brazilian Ave., Suite 400
Palm Beach, FL 33480

Dear Sirs:

      As a shareholder of 7,000,000 (1) shares of common stock Celebrity Entertainment, Inc. (the "Company"), representing 45.3% (1) of the voting shares of the Company, I am writing to request and to consent to the Company's effectuating a reverse split of its common stock on a one-for-fifty basis, with one whole share being issued in lieu of any fractional share, as soon as possible. The number of authorized shares should not change but should remain at the current level.

      Thank you.
                                          Sincerely,

                                          Energex, Inc.

                                          /s/ Douglas Pedrie
                                          Douglas Pedrie, President

(1) The form of consent shown was submitted by Energex, Inc. The consent from the other shareholder, Select International Securities GmbH., was identical except that the number of shares owned is 1,680,313, and the percentage is 10.9.



                   EXHIBIT B TO INFORMATION STATEMENT

           CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF
                          CELEBRITY ENTERTAINMENT, INC.

      Celebrity Entertainment, Inc., a Delaware corporation, hereby certifies that the following amendment to its Certificate of Incorporation has been duly adopted in accordance with the provisions of section 242 of the General Corporation Law of the State of Delaware by the directors and shareholders of the corporation.

      ARTICLE FOURTH of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

      FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 27,000,000 shares, which shall be divided into classes as follows: (i) 25,000,000 shares of common stock, par value $.0001 per share (the "Common Stock"), and
      (ii) 2,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

            The Preferred Stock shall have such other designations, preferences, and such relative, participating, optional or other special rights as may be fixed by the corporation's Board of Directors, with such qualifications, limitations or restrictions of such preferences or rights as shall be stated and expressed in this paragraph Fourth or in the resolution or resolutions as may be adopted from time to time by the Board of Directors in accordance with the laws of the State of Delaware.

            Every fifty shares of Common Stock, $.0001 par value per share, of the corporation outstanding or held in treasury immediately prior to the effective date of this Amendment to Article Fourth of the corporation's Certificate of Incorporation (the "Pre-Reverse Common Stock") shall, without any action on the part of the respective holders thereof, be reclassified as and changed into one share of the corporation's common stock as it is constituted immediately after the effective date of this Amendment (the "Post-
      Reverse Common Stock").  No fractional shares of Post-Reverse Common
      Stock shall be issued upon such reclassification and conversion, and the number of shares of Post-Reverse Common Stock to be issued to each holder of record shall be rounded up to the nearest whole share. The capital of the corporation attributable to the shares of Post-Reverse Common Stock into which the Pre-Reverse Common Stock shall be reclassified and changed in the aggregate shall be adjusted to reflect the reclassification. Each stock certificate that, immediately prior to the time that this Amendment becomes effective, represents shares of Pre-Reverse Common Stock shall, from and after the time that this Amendment becomes effective, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of Post-Reverse Common Stock as shall be determined hereby.

This Amendment shall become effective on [effective date].

      IN WITNESS WHEREOF, the undersigned, the duly elected and incumbent Executive Vice President of Celebrity Entertainment, Inc., has set his hand this _____ day of ______, 1997.


                                          J. William Metzger, Exec. Vice
                                          President